INVESTOR CONTACT: Jess Blomberg ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS THIRD QUARTER FISCAL 2024 RESULTS
Delivers better-than-expected earnings and sees growing benefits from transform and modernize initiative

AUSTIN, Minn. (Sep. 4, 2024) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the third quarter of fiscal 2024, ended July 28, 2024. All comparisons are to the comparable period of fiscal 2023, unless otherwise noted.

EXECUTIVE SUMMARY — THIRD QUARTER
•Volume of 1.02 billion lbs.
•Net sales of $2.90 billion
•Operating income of $237 million; adjusted operating income1 of $267 million
•Operating margin of 8.2%; adjusted operating margin1 of 9.2%
•Earnings before income taxes of $226 million; adjusted earnings before income taxes1 of $256 million
•Effective tax rate of 21.7%
•Diluted net earnings per share of $0.32; adjusted diluted net earnings per share1 of $0.37
•Cash flow from operations of $218 million

EXECUTIVE COMMENTARY AND OUTLOOK
“We delivered solid third-quarter results and another quarter of better-than-expected earnings.” said Jim Snee, chairman of the board, president and chief executive officer. “Many of our key retail brands are growing, outperforming their categories and, most importantly, resonating with our customers and consumers. Our Foodservice business continued to deliver above-industry growth, highlighting the importance of our solutions-based portfolio, direct selling team, and diverse customer and operator base. We again experienced significant recovery in our International segment, led by our global brands. Lastly, we continued to realize growing benefits from our transform and modernize initiative, creating impactful improvements across our supply chain.”

“Our team remains focused on finishing the year strong and executing on our strategic priorities,” said Snee. “In the fourth quarter, we expect continued momentum across many of our key retail brands, growth within our Foodservice and International businesses, improved service levels for the Planters® snack nuts business, and further advancements of our transform and modernize initiative.”

For fiscal year 2024, the Company is:
•Updating its net sales range expectations to $11.8 billion to $12.1 billion, reflecting lower-than-expected commodity markets, production disruptions at its Suffolk, Virginia, facility, and declines in its contract manufacturing business.
•Narrowing its expected diluted net earnings per share range to $1.45 to $1.51 (previously $1.45 to $1.55) and its adjusted diluted net earnings per share1 range to $1.57 to $1.63* (previously $1.55 to $1.65).
•Including an updated estimate of $0.06 per share impact related to production disruptions at its Suffolk, Virginia, facility. Furthermore, the Company is assessing the financial impact related to storm damage at its Papillion, Nebraska, facility.
•Assuming continued benefits to net earnings from its transform and modernize initiative.

Fiscal 2024 Outlook	Current	Previous
Net Sales	$11.8 - $12.1 billion	$12.2 - $12.5 billion
Adj. Diluted Net Earnings per Share*	$1.57 - $1.63	$1.55 - $1.65
Effective Tax Rate	22.0 - 23.0%	22.0 - 23.0%
*Adjusted diluted net earnings per share1 excludes the estimated impact of $0.08 per share from nonrecurring costs associated with the Company's transform and modernize initiative and approximately $0.04 per share resulting from legal settlements. Please see discussion of non-GAAP measures and a reconciliation of the Company's fiscal year 2024 guidance for estimated adjusted diluted net earnings per share1 at the end of this release.

PROGRESS EXECUTING STRATEGIC PRIORITIES – Q3 HIGHLIGHTS

Drive focus and growth in our Retail business
•We grew volume and dollar sales2,3 for many products during the quarter, including Skippy® peanut butter, Jennie-O® lean ground turkey, Applegate® natural and organic meats, Wholly® and Herdez® guacamole, Lloyd's® barbecue items and Corn Nuts® corn kernels.
•Hormel® Black Label® bacon achieved strong results during the quarter, growing volume, dollar sales, and household penetration.2,4
•We introduced SPAM® Korean BBQ Flavored, our latest flavor innovation in the SPAM® family of products. This is the brand’s 12th permanent variety and is aimed at loyal SPAM® fans and the next generation of consumers.

Expand leadership in Foodservice
•We again delivered a strong quarter of volume and net sales growth, led in part by Hormel® Bacon 1™ cooked bacon, premium prepared proteins and Jennie-O® turkey items.
•Premium prepared proteins continue to offer solutions-based options to our operators. Our newest items — Hormel® Flash 180™ sous vide-style chicken breast and Hormel® Fire Braised™ loin back ribs — both contributed growth this quarter.
•We continued to experience strong customer acceptance for Hormel® ribbon pepperoni in the quarter, another example of the innovation that our Foodservice team brings to the marketplace.

Aggressively develop our global presence
•Innovation continues to be key to our international growth strategy. We launched new snacking innovation in China during the quarter, supporting our retail recovery.
•We expanded distribution in the South Korean market through Skippy® product offerings.
•SPAM® luncheon meat delivered a second consecutive quarter of double-digit top-line growth5 with strong shipments to Canada, Southeast Asia and Japan.

Execute our enterprise entertaining & snacking vision
•We launched the Planters® Nut Duos Duo-licious advertising campaign and this new product offering is attracting younger consumers to the snack nuts category.4
•We grew household penetration4 for Hormel® pepperoni, America's No. 1 pepperoni brand,2 reflecting its continued relevance to consumers.

Future-fit our One Supply Chain/Continue to transform & modernize our Company
•We made further progress across all pillars (Plan, Buy, Make, Move, and Portfolio Optimization) of our transform and modernize initiative, notably:
◦Plan: We continued the implementation of a new end-to-end planning process and technology and are improving inventory management practices.
◦Make: We continued to generate improved operational results in our manufacturing facilities, unlocking production capacity and generating cost savings across our network.
•We published our 2023 Global Impact Report, a comprehensive update on our 20 By 30 Challenge. The report demonstrates the Company's ongoing commitment to corporate responsibility.

SEGMENT HIGHLIGHTS – THIRD QUARTER

Retail
•Volume down 9%
•Net sales down 7%
•Segment profit down 15%

Volume and net sales declined, primarily due to significant year-over-year volume and pricing declines for whole bird turkeys, lower sales of Planters® snack nuts resulting from production disruptions at the Suffolk, Virginia, facility, and lower center-store and contract manufacturing volumes. Partially offsetting these declines were net sales growth for many key brands, including Hormel® Black Label® bacon, Applegate® natural and organic meats, Jennie-O® ground turkey, Skippy® peanut butter, Wholly® guacamole, Herdez® salsas and sauces, and Hormel® Square Table™ entrees. Segment profit declined, as the benefit from lower logistics expenses and savings from the transform and modernize initiative were more than offset by the impact of lower net sales.

Foodservice
•Volume up 2%
•Net sales up 7%
•Segment profit down 3%

Volume and net sales growth were driven primarily by strong performance across the turkey, premium prepared proteins, bacon and pepperoni categories. Notable products such as Hormel® Fire Braised™ meats, Hormel® Bacon 1™ cooked bacon, Café H® globally inspired proteins and Rosa Grande® premium pepperoni delivered strong volume and net sales growth. Growth from branded Jennie-O® turkey items continue to benefit top-line results. Segment profit decreased in the current quarter, as higher sales were more than offset by higher SG&A expenses.

International
•Volume down 13%
•Net sales down 2%
•Segment profit up 78%

Robust volume and net sales growth for SPAM® luncheon meat, refrigerated foodservice exports, and Skippy® peanut butter exports were more than offset by the difficult comparison in the prior year to higher export volumes of low-margin commodity fresh pork and turkey. Segment profit increased significantly in the current quarter, driven by improved export margins, growth from our investments in the Philippines and Indonesia, and favorable costs in China.

SELECTED FINANCIAL DETAILS – THIRD QUARTER FISCAL 2024
•Advertising investments were $40 million, compared to $43 million last year. The decline is partially due to lower support for the Planters® brand due to production disruptions at the Suffolk, Virginia, facility. The Company expects full-year advertising expense to increase compared to the prior year.

•The effective tax rate was 21.7%, even with last year. The effective tax rate for fiscal 2024 is expected to be between 22.0% and 23.0%.

•Capital expenditures were $65 million, compared to $78 million last year. The Company's target for capital expenditures in fiscal 2024 is $280 million.

•Depreciation and amortization expense was $64 million, even with last year. The full-year expense for fiscal 2024 is expected to be approximately $250 million.

•The third quarter marked the 96th year of uninterrupted dividends paid to stockholders. The Company returned approximately $155 million to stockholders during the quarter.

PRESENTATION
A conference call will be webcast at 8 a.m. CT on Sep. 4, 2024. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 800-549-8228 (toll-free) or 646-564-2877 (international) and providing the conference ID 99159. An audio replay is available at www.hormelfoods.com. The webcast replay will be available at noon CT, Sep. 4, 2024, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®,

Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized on Fast Company’s list of the 100 Best Workplaces for Innovators, received a perfect score of 100 on the 2023–24 Corporate Equality Index and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; the risk of disruption of operations, including at owned facilities, co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk related to the remediation of production disruptions at the Suffolk, Virginia, facility; the risk that the Company will fail to realize anticipated cost savings or operating efficiencies associated with strategic initiatives, including the transform and modernize initiative; risk of loss of a material contract; risk of the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks against it or others with whom it does business, security breaches or other IT interruptions; deterioration of labor relations or labor availability or increases to labor costs; general risks of the food industry, including food contamination or outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; risks related to the Company's ability to respond to changing consumer preferences and the success of innovation and marketing investments; damage to the Company’s reputation or brand image; risks associated with climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and risks arising from the Company’s foreign operations, including geopolitical risk, exchange rate risk, and risks associated with tariffs. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1    Non-GAAP measure. See Appendix: Non-GAAP Measures to this news release for more information.
2    Circana Total US MULO;13 weeks ended 7/14/2024 vs YAG.
3    SPINS Satori, Total US Natural; 12 weeks ended 7/14/2024 vs YAG.
4    Circana, Receipt Panel, Total Omnichannel; 13 weeks ended 7/14/24.
5    Internal data.

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	July 28, 2024	July 30, 2023	% Change
Volume (lbs.)
Retail	680,214	748,146	(9.1)
Foodservice	259,947	255,822	1.6
International	78,529	90,550	(13.3)
Total Volume (lbs.)	1,018,690	1,094,518	(6.9)

Net Sales
Retail	$1,767,251	$1,891,746	(6.6)
Foodservice	954,021	890,949	7.1
International	177,171	180,605	(1.9)
Total Net Sales	$2,898,443	$2,963,299	(2.2)

Segment Profit
Retail	$127,932	$151,128	(15.3)
Foodservice	142,487	146,270	(2.6)
International	21,792	12,222	78.3
Total Segment Profit	292,211	309,619	(5.6)
Net Unallocated Expense	66,526	101,886	(34.7)
Noncontrolling Interest	34	(108)	131.5
Earnings Before Income Taxes	$225,719	$207,626	8.7

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Nine Months Ended
	July 28, 2024	July 30, 2023	% Change
Volume (lbs.)
Retail	2,170,621	2,267,363	(4.3)
Foodservice	777,785	747,484	4.1
International	231,681	241,445	(4.0)
Total Volume (lbs.)	3,180,087	3,256,292	(2.3)

Net Sales
Retail	$5,467,078	$5,765,786	(5.2)
Foodservice	2,799,110	2,607,140	7.4
International	516,517	539,005	(4.2)
Total Net Sales	$8,782,706	$8,911,930	(1.5)

Segment Profit
Retail	$409,836	$459,031	(10.7)
Foodservice	441,952	428,110	3.2
International	65,026	45,723	42.2
Total Segment Profit	916,814	932,863	(1.7)
Net Unallocated Expense	161,239	164,997	(2.3)
Noncontrolling Interest	(170)	(200)	14.9
Earnings Before Income Taxes	$755,404	$767,666	(1.6)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Nine Months Ended
	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023
Net Sales	$2,898,443	$2,963,299	$8,782,706	$8,911,930
Cost of Products Sold	2,410,075	2,465,251	7,281,798	7,426,514
Gross Profit	488,369	498,048	1,500,908	1,485,417
Selling, General, and Administrative	259,653	291,073	766,707	725,621
Equity in Earnings of Affiliates	7,977	9,784	39,250	42,213
Operating Income	236,693	216,759	773,452	802,009
Interest and Investment Income	10,484	9,239	43,416	20,700
Interest Expense	21,459	18,372	61,464	55,042
Earnings Before Income Taxes	225,719	207,626	755,404	767,666
Provision for Income Taxes	48,984	45,055	170,733	170,230
Effective Tax Rate	21.7%	21.7%	22.6%	22.2%
Net Earnings	176,735	162,571	584,671	597,437
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	34	(108)	(170)	(200)
Net Earnings Attributable to Hormel Foods Corporation	$176,701	$162,679	$584,842	$597,637

Net Earnings Per Share:
Basic	$0.32	$0.30	$1.07	$1.09
Diluted	$0.32	$0.30	$1.07	$1.09

Weighted-average Shares Outstanding:
Basic	548,685	546,358	547,858	546,389
Diluted	549,266	548,637	548,624	549,227

Dividends Declared Per Share	$0.2825	$0.2750	$0.8475	$0.8250

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	July 28, 2024	October 29, 2023
Assets
Cash and Cash Equivalents	$537,476	$736,532
Short-term Marketable Securities	24,454	16,664
Accounts Receivable	727,054	817,391
Inventories	1,649,649	1,680,406
Prepaid Expenses and Other Current Assets	58,814	46,256
Total Current Assets	2,997,446	3,297,249

Goodwill	4,923,731	4,928,464
Other Intangibles	1,743,615	1,757,171
Pension Assets	190,947	204,697
Investments in Affiliates	680,386	725,121
Other Assets	409,125	370,252
Net Property, Plant, and Equipment	2,168,531	2,165,818
Total Assets	$13,113,781	$13,448,772

Liabilities and Shareholders' Investment
Accounts Payable & Accrued Expenses	$749,956	$823,076
Accrued Marketing Expenses	113,012	87,452
Employee-related Expenses	248,954	263,330
Interest and Dividends Payable	171,079	172,178
Taxes Payable	18,513	15,212
Current Maturities of Long-term Debt	8,232	950,529
Total Current Liabilities	1,309,746	2,311,776

Long-term Debt Less Current Maturities	2,851,621	2,358,719
Pension and Post-retirement Benefits	359,083	349,268
Deferred Income Taxes	499,098	498,106
Other Long-term Liabilities	217,008	191,917
Accumulated Other Comprehensive Loss	(314,373)	(272,252)
Other Shareholders' Investment	8,191,598	8,011,237
Total Liabilities and Shareholders' Investment	$13,113,781	$13,448,772

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Nine Months Ended
	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023
Operating Activities
Net Earnings	$176,735	$162,571	$584,671	$597,437
Depreciation and Amortization	63,658	64,083	191,354	187,326
Decrease (Increase) in Working Capital	(34,834)	73,678	43,777	(79,372)
Other	12,431	16,669	38,315	23,365
Net Cash Provided by (Used in) Operating Activities	217,990	317,001	858,117	728,756

Investing Activities
Net Sale (Purchase) of Securities	(607)	(2)	(6,106)	(49)
Purchases of Property, Plant, and Equipment	(65,481)	(77,948)	(172,656)	(168,529)
Proceeds from (Purchases of) Affiliates and Other Investments	(6,231)	212	(6,681)	(427,195)
Other	8,136	318	8,544	7,285
Net Cash Provided by (Used in) Investing Activities	(64,183)	(77,420)	(176,899)	(588,489)

Financing Activities
Proceeds from Long-term Debt	—	1,980	497,765	1,980
Repayments of Long-term Debt and Finance Leases	(952,277)	(2,208)	(956,797)	(6,584)
Dividends Paid on Common Stock	(154,943)	(149,944)	(459,978)	(442,560)
Share Repurchase	—	—	—	(12,303)
Other	6,325	5,933	39,187	8,489
Net Cash Provided by (Used in) Financing Activities	(1,100,895)	(144,238)	(879,823)	(450,977)
Effect of Exchange Rate Changes on Cash	(1,806)	(6,715)	(453)	(2,273)
Increase (Decrease) in Cash and Cash Equivalents	(948,893)	88,628	(199,057)	(312,983)
Cash and Cash Equivalents at Beginning of Year	1,486,368	580,496	736,532	982,107
Cash and Cash Equivalents at End of Period	$537,476	$669,124	$537,476	$669,124

APPENDIX: NON-GAAP MEASURES
This news release includes measures of financial performance that are not defined by U.S. generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP measures provide useful information to investors because they aid analysis and understanding of the Company’s results and business trends relative to past performance and the Company’s competitors. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Transform and Modernize Initiative
In the fourth quarter of fiscal 2023, the Company announced a multi-year transform and modernize initiative. In presenting non-GAAP measures, the Company adjusts for (i.e., excludes) expenses for this initiative that are non-recurring, comprised primarily of project-based external consulting fees and asset write-offs related to portfolio optimization (i.e., reducing the complexity and optimizing the assortment of the product portfolio). The Company believes that non-recurring costs associated with the transform and modernize initiative are not reflective of the Company’s ongoing operating cost structure; therefore, the Company is excluding these discrete costs. The Company does not adjust for (i.e., does not exclude) certain costs related to the transform and modernize initiative that are expected to continue after the project ends, such as software license fees and internal employee expenses, because those costs are considered ongoing in nature as a component of normal operating costs.

Legal Matters
From time to time, the Company incurs expenses related to discrete legal matters that the Company believes are not indicative of the Company’s core operating performance, do not reflect expected future operating costs, and may not be meaningful when comparing the Company’s operating performance against that of prior periods. The Company adjusts for (i.e., excludes) these expenses.

Litigation Settlements
In the second and third quarters of fiscal 2024, the Company entered into settlement agreements with certain plaintiffs in its pending antitrust litigation.

Arbitration Ruling
In the third quarter of fiscal 2023, the Company received an unexpected, unfavorable arbitration ruling involving an isolated commercial dispute with a third party.

The table below shows the calculations to reconcile from the GAAP measures to the non-GAAP measures presented in this press release. The tax impacts were calculated using the effective tax rate for the quarter in which the expenses were incurred.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Nine Months Ended
In thousands, except per share amounts	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023
Cost of Products Sold (GAAP)	$2,410,075	$2,465,251	$7,281,798	$7,426,514
Transform and Modernize Initiative(1)	(1,226)	—	(4,646)	—
Adjusted Cost of Products Sold (Non-GAAP)	$2,408,848	$2,465,251	$7,277,152	$7,426,514

Gross Profit (GAAP)	$488,369	$498,048	$1,500,908	$1,485,417
Transform and Modernize Initiative(1)	1,226	—	4,646	—
Adjusted Gross Profit (Non-GAAP)	$489,595	$498,048	$1,505,554	$1,485,417

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Nine Months Ended
In thousands, except per share amounts	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023
SG&A (GAAP)	$259,653	$291,073	$766,707	$725,621
Transform and Modernize Initiative(2)	(12,280)	—	(31,016)	—
Pork Antitrust Litigation Settlements	—	—	(11,750)	—
Red Meat Wages Antitrust Litigation Settlement	(13,500)	—	(13,500)	—
Poultry Wages Antitrust Litigation Settlement	(3,500)	—	(3,500)	—
Arbitration Ruling	—	(70,000)	—	(70,000)
Adjusted SG&A (Non-GAAP)	$230,373	$221,073	$706,941	$655,621

Operating Income (GAAP)	$236,693	$216,759	$773,452	$802,009
Transform and Modernize Initiative(1)(2)	13,506	—	35,663	—
Pork Antitrust Litigation Settlements	—	—	11,750	—
Red Meat Wages Antitrust Litigation Settlement	13,500	—	13,500	—
Poultry Wages Antitrust Litigation Settlement	3,500	—	3,500	—
Arbitration Ruling	—	70,000	—	70,000
Adjusted Operating Income (Non-GAAP)	$267,200	$286,759	$837,864	$872,009

Earnings Before Income Taxes (GAAP)	$225,719	$207,626	$755,404	$767,666
Transform and Modernize Initiative(1)(2)	13,506	—	35,663	—
Pork Antitrust Litigation Settlements	—	—	11,750	—
Red Meat Wages Antitrust Litigation Settlement	13,500	—	13,500	—
Poultry Wages Antitrust Litigation Settlement	3,500	—	3,500	—
Arbitration Ruling	—	70,000	—	70,000
Adjusted Earnings Before Income Taxes (Non-GAAP)	$256,225	$277,626	$819,816	$837,666

Provision for Income Taxes (GAAP)	$48,984	$45,055	$170,733	$170,230
Transform and Modernize Initiative(1)(2)	2,931	—	8,009	—
Pork Antitrust Litigation Settlements	—	—	2,644	—
Red Meat Wages Antitrust Litigation Settlement	2,930	—	2,930	—
Poultry Wages Antitrust Litigation Settlement	760	—	760	—
Arbitration Ruling	—	15,190	—	15,190
Adjusted Provision for Income Taxes (Non-GAAP)	$55,603	$60,245	$185,074	$185,420

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$176,701	$162,679	$584,842	$597,637
Transform and Modernize Initiative(1)(2)	10,575	—	27,654	—
Pork Antitrust Litigation Settlements	—	—	9,106	—
Red Meat Wages Antitrust Litigation Settlement	10,571	—	10,571	—
Poultry Wages Antitrust Litigation Settlement	2,741	—	2,741	—
Arbitration Ruling	—	54,810	—	54,810
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$200,588	$217,489	$634,913	$652,447

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Nine Months Ended
In thousands, except per share amounts	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023

Diluted Net Earnings Per Share (GAAP)	$0.32	$0.30	$1.07	$1.09
Transform and Modernize Initiative(1)(2)	0.02	—	0.05	—
Pork Antitrust Litigation Settlements	—	—	0.02	—
Red Meat Wages Antitrust Litigation Settlement	0.02	—	0.02	—
Poultry Wages Antitrust Litigation Settlement	—	—	—	—
Arbitration Ruling	—	0.10	—	0.10
Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.37	$0.40	$1.16	$1.19

SG&A as a Percent of Net Sales (GAAP)	9.0%	9.8%	8.7%	8.1%
Transform and Modernize Initiative(2)	(0.4)	—	(0.4)	—
Pork Antitrust Litigation Settlements	—	—	(0.1)	—
Red Meat Wages Antitrust Litigation Settlement	(0.5)	—	(0.2)	—
Poultry Wages Antitrust Litigation Settlement	(0.1)	—	—	—
Arbitration Ruling	—	(2.4)	—	(0.8)
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	7.9%	7.5%	8.0%	7.4%

Operating Margin (GAAP)	8.2%	7.3%	8.8%	9.0%
Transform and Modernize Initiative(1)(2)	0.5	—	0.4	—
Pork Antitrust Litigation Settlements	—	—	0.1	—
Red Meat Wages Antitrust Litigation Settlement	0.5	—	0.2	—
Poultry Wages Antitrust Litigation Settlement	0.1	—	—	—
Arbitration Ruling	—	2.4	—	0.8
Adjusted Operating Margin (Non-GAAP)	9.2%	9.7%	9.5%	9.8%

(1)    Comprised primarily of asset write-offs related to portfolio optimization.
(2)    Comprised primarily of project-based external consulting fees.

Forward-looking GAAP to Non-GAAP Measures
Our fiscal 2024 outlook for adjusted diluted net earnings per share is a non-GAAP measure that excludes, or has otherwise been adjusted for, items impacting comparability, including estimated charges associated with the transform and modernize initiative and litigation settlements.

The table below shows the calculation to reconcile from the estimated fiscal 2024 GAAP measure to the estimated non-GAAP adjusted measure.

Fiscal 2024 Outlook
Diluted Net Earnings per Share (GAAP)	$1.45 - $1.51
Transform and Modernize Initiative	$0.08
Litigation Settlements	$0.04
Adjusted Diluted Net Earnings per Share (Non-GAAP)	$1.57 - $1.63